Exhibit 99.1

Phototron Signs LOI to Acquire SG Technologies

Leading Manufacturer of Hi-Powered LED Products Under the "Stealth Grow" Brand Expected to Provide Phototron with New Revenue Stream and Sales Synergies

GARDENA, CA – March 5, 2012 – Phototron Holdings, Inc. (OTCBB: PHOT) (OTCQB: PHOT), the designer, manufacturer and seller of the innovative Phototron Hydroponic Indoor Grow System, today announced that it has signed a letter of intent (“LOI”) to acquire SG Technologies Corp, a leading manufacturer of hi-powered light emitting diode (“LED”) products for indoor horticulture under the “Stealth Grow” brand. The definitive acquisition or merger agreement is anticipated to be signed in the next 30 days, with the closing of the all-stock transaction to occur shortly thereafter.

“The management team at Phototron is extremely pleased to announce the signing of an LOI with SG Technologies,” said Craig Ellins, Phototron’s CEO. “We expect the proposed acquisition to significantly expand our current product offering and provide additional financial strength as we look to integrate the Stealth Grow line, which is highly respected amongst top horticulturists. In addition, we anticipate exciting new product synergies down the road as we combine Phototron’s innovative hydroponic grow systems with Stealth Grow’s industry-leading LEDs.”

SG Technologies is a leader in LED grow light technology. Selling products under the highly-recognized “Stealth Grow” brand, the company is comprised of a team of experienced horticulturists and engineers who have worked to bring LEDs to the forefront of indoor horticulture by creating a superior line of LED grow lights.

SG Technologies manufactures its own components, and as a result the company has an incredible amount of flexibility in testing its products. Generations of lights have been tested on numerous home-grown plants to create the most advanced combination of spectrum and intensity of any LED grow light available today.

“This LOI is a significant step forward for both companies,” said Sterling Scott, CEO of SG Technologies. “We believe that combining our operations will create a win-win for both the long established Phototron and Stealth Grow brands, as well as create numerous advantages for our loyal customers and strategic partners.”

The proposed acquisition is expected to complement Phototron’s existing direct sales and online initiatives for its innovative hydroponic grow systems, which are designed to serve both the $30 billion home gardening market and the $1.7 billion medical marijuana community. Consumers can realize significant financial savings, convenience and quality with Phototron’s range of products across these market segments.

The completion of the acquisition will be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive acquisition or merger agreement and the approval by Phototron’s and SGT’s respective board of directors.

For more information about indoor growing, or to purchase or inquire about carrying Phototron products, call (800) 651-2837 or go to http://www.phototron.com.

About SG Technologies Corp (Stealth Grow LED)

SG Technologies Corp is the leading North American manufacturer of hi-powered LED (Light Emitting Diode) grow light products for indoor horticulture, sold under the brand name “Stealth Grow LED.” www.stealthgrow.com Stealth Grow provides USA engineered, energy efficient and “green” technology for healthy and abundant indoor gardening. Stealth Grow LED products are available through more than 2,500 hydroponic retailers, and on-line resellers in the USA and Canada. Stealth Grow LED products will be available in European Community retailers in late Spring 2012. To purchase directly from Stealth Grow or locate the nearest retailer, visit www.stealthgrow.com or contact us by phone at 800-770-9788.

About Phototron Holdings, Inc.

Phototron Holdings, Inc. (OTCBB: PHOT) (OTCQB: PHOT) designs and manufactures cutting-edge indoor mini-greenhouses capable of year-round growth of herbs, vegetables, flowers, fruits and medicines, better, stronger and faster than traditional farming methods. The Phototron Hydroponic Indoor Grow System, commonly called grow boxes, is built upon decades of research on the optimal temperature, light, water and nutrient needs of plants. The Phototron System uses proprietary lighting that mimics the sun's rays to grow nutrient-rich, pesticide-free, eco-friendly crops faster and in more bountiful quantities than those of traditional gardening methods, resulting in fruits and vegetables of superior taste and quality. Phototron supports the sale and use of its products to the home medical marijuana market, where compliant with applicable laws. Phototron also supplies a full range of parts, accessories and advanced nutrients to more than 50,000 customers.

Phototron systems and accessories are available for purchase from the company’s website at: www.phototron.com

For comprehensive investor relations material, including fact sheets, presentations conference calls and video, please follow the appropriate link: Investor Presentation, Investor Portal and Investor Fact Sheet.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the proposed acquisition of SG Technologies Corp and the potential growth and advantages arising thereform. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the parties’ ability to conclude a definitive acquisition or merger agreement and if concluded, the parties’ ability to close the transaction, the parties’ ability to accomplish their respective business initiatives, and other information that may be detailed from time to time in Phototron's filings with the United States Securities and Exchange Commission. Phototron undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Phototron Contact:

Phototron Holdings, Inc.

Todd Denkin

Toll-free: 800-651-2837

sales@phototron.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com